UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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☐           Preliminary Information Statement

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☒           Definitive Information Statement

UniTek Global Services, Inc.

(Name of Registrant as Specified in Its Charter)

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UniTek Global Services, Inc.
1777 Sentry Parkway West
Gwynedd Hall, Suite 302
Blue Bell, PA 19422

NOTICE OF ACTION BY WRITTEN CONSENT OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that the holders of more than a majority of the outstanding common stock of UniTek Global Services, Inc., a Delaware corporation (the “Company,” “we”, “us,” or “our”), have approved the following action without a meeting of stockholders in accordance with Section 228 of the Delaware General Corporation Law:

The approval of an amendment to our Amended and Restated Certificate of Incorporation to effect a reverse split or our common stock, at a ratio not less than one-to-eight and not greater than one-to-thirty, with the exact ratio to be set within such range in the discretion of our Board of Directors (the “Board”) without further approval or authorization of the Company’s stockholders. The action will become effective on the 20th day after the definitive Information Statement is mailed to our stockholders.

The enclosed information statement contains information pertaining to the matters acted upon.

Pursuant to rules adopted by the Securities and Exchange Commission, you may access a copy of the information statement at www.unitekglobalservices.com.

      WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY

By Order of the Board of Directors

/s/ Peter Giacalone
Peter Giacalone Chairman of the Board
August 20, 2010

UniTek Global Services, Inc.
1777 Sentry Parkway West
Gwynedd Hall, Suite 302
Blue Bell, PA 19422

INFORMATION STATEMENT

Action by Written Consent of Stockholders

GENERAL INFORMATION

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND
US A PROXY

This information statement is being furnished in connection with the action by written consent of stockholders taken without a meeting of a proposal to approve the actions described in this information statement. We are mailing this information statement to our stockholders on or about August 25, 2010.

What action was taken by written consent?

We obtained written stockholder consent for the approval of an amendment to our Amended and Restated Certificate of Incorporation to effect a reverse split of our common stock, par value $0.00002 (“Common Stock”), at a ratio not less than one-to-eight and not greater than one-to-thirty, with the exact ratio to be set within such range in the discretion of the Board without further approval or authorization of the Company’s stockholders, provided that the Board ultimately determines to effect the reverse split.

How many shares of Common Stock and Series B Preferred Stock (on an as-converted basis with the Common Stock) were outstanding on August 4, 2010?

On August 4, 2010, the date we received the consent of the holders of more than a majority of the outstanding shares of Common Stock and Series B Convertible Preferred Stock, par value $0.00002 (“Series B Preferred Stock”), (on an as-converted basis with the Common Stock), voting together as one class, there were 150,040,180 shares of Common Stock and Series B Preferred Stock (on an as-converted to Common Stock basis) outstanding.

What vote was obtained to approve the amendment to the Amended and Restated Certificate of Incorporation described in this information statement?

We obtained the approval of the holders of approximately 79% of our outstanding shares of Common Stock and Series B Preferred Stock (on an as-converted basis with the Common Stock), voting together as one class.

Who is paying the cost of this information statement?

We will pay for preparing, printing and mailing this information statement. Our costs are estimated at approximately $60,000.

AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
TO EFFECT REVERSE STOCK SPLIT

Our Board and the holders of a substantial majority of our outstanding shares of Common Stock and Series B Preferred Stock (on an as-converted basis with the Common Stock), voting together as one class, have approved an amendment to our Amended and Restated Certificate of Incorporation, to effect a reverse split of the Common Stock at a ratio not less than one-to-eight and not greater than one-to-thirty, with the exact ratio to be set within such range in the discretion of the Board without further approval or authorization of the Company’s stockholders, provided that the Board ultimately determines to effect the reverse split.

The reverse stock split is intended to increase the per share stock price of our Common Stock. The Company’s Common Stock is quoted on the Over-the-Counter-Bulletin Board under the symbol “UGLB”. As of August 17, 2010, the last reported closing price of the Common Stock was $0.75 per share.  The Company plans to submit an application to have its shares listed on the NASDAQ Global Market and the Board has determined that it will likely be necessary to effect a reverse split to increase the market price of the Company’s stock in order to meet NASDAQ’s minimum bid price of $4. In addition, we believe that if we are successful in maintaining a higher stock price, the stock will generate greater interest among professional investors and institutions. If we are successful in generating interest among such entities, we anticipate that our Common Stock would have greater liquidity and a stronger investor base.

In evaluating the reverse stock split, the Company’s Board also took into consideration negative factors associated with reverse stock splits. These factors include the negative perception of reverse stock spits held by some investors, analysts and other stock market participants, as well as the fact that the stock price of some companies that have effected reverse stock splits has subsequently declined back to pre-reverse stock split levels. The Board, however, determined that these negative factors were outweighed by the potential benefits.

Stockholders should recognize that once the reverse split is effected, they will own a lesser number of shares than they currently own (a number equal to the number of shares owned immediately prior to the reverse split divided by a number between eight and thirty). While we expect that the reverse split will result in an increase in the per share price of our Common Stock, the reverse split may not increase the per share price of our Common Stock in proportion to the reduction in the number of shares of our Common Stock outstanding. It also may not result in a permanent increase in the per share price, which depends on many factors, including our performance, prospects and other factors that may be unrelated to the number of shares outstanding. The history of similar reverse splits for companies in similar circumstances is varied. Furthermore, the liquidity of our Common Stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse split. Consequently, there can be no assurance that the reverse split will achieve the desired results that have been outlined above.

In addition, the reverse split will likely increase the number of stockholders who own “odd lots” (stockholdings in amounts of less than 100 shares). Stockholders who hold odd lots typically will experience an increase in the cost of selling their shares, as well as possible greater difficulty in effecting such sales. Any reduction in brokerage commissions resulting from the reverse split may be offset, in whole or in part, by increased brokerage commissions required to be paid by stockholders selling odd lots created by the split.

The reverse split will be realized simultaneously and in the same ratio for all shares of the Common Stock. All holders of Common Stock will be affected uniformly by the reverse split, which will have no effect on the proportionate holdings of any of our stockholders, except for possible changes due to the treatment of fractional shares resulting from the reverse split. [In lieu of issuing fractional shares, the Company will round up in the event a stockholder would be entitled to receive less than one share of Common Stock.] In addition, the reverse split will not affect any holder of Common Stock’s proportionate voting power (subject to the treatment of fractional shares), and all shares of Common Stock will remain fully paid and non-assessable. The reverse split is a transaction rather than the first step in a series of transactions and is not being proposed in order to cause the Company’s Common Stock to be held of record by less than 300 persons, which is already the case.

The authorized capital stock of the Company consists of 200,000,000 shares of Common Stock and 20,000,000 shares of preferred stock, par value $0.00002 per share (“Preferred Stock”). There will be no change in the number of authorized capital stock or the par value of the Common or Preferred Stock as a result of the reverse split. Our issued and outstanding securities, as of August 17, 2010, on a fully diluted basis, are as follows:

·	136,778,330 shares of our Common Stock;

·	265,237 shares of Series B Preferred Stock convertible into 13,261,850 shares of Common Stock;

·	17,895,434 options outstanding (6,961,123 of which are vested) to purchase shares of Common Stock at a weighted average exercise price of $2.31; and

·	8,703,572 warrants outstanding (6,453,572 of which are vested) to purchase shares of Common Stock at a weighted average exercise price of $1.50.

Based on the number of shares currently issued and outstanding, immediately following the reverse split the Company would have approximately 17,097,292 shares of Common Stock issued and outstanding (without giving effect to rounding for fractional shares) if the ratio for the reverse split is one-to-eight, and 4,559,278 shares of Common Stock issued and outstanding (without giving effect to rounding for fractional shares) if the ratio for the reverse split is one-to-thirty. Any other ratio selected within such range would result in a number of shares of Common Stock issued and outstanding following the transaction between 4,559,278 and 17,097,292 shares.  In addition, all outstanding options, warrants, notes, debentures and other securities entitling their holders to purchase shares of Common Stock will be adjusted as a result of the reverse stock split, as required by the terms of these securities. In particular, the conversion ratio for each instrument will be reduced, and the exercise price, if applicable, will be increased, in accordance with the terms of each instrument and based on the ratio of the reverse split.

By increasing the number of authorized but unissued shares of Common Stock, the reverse split could, under certain circumstances, have an anti-takeover effect, although this is not the intent of the Board. For example, it may be possible for the Board to delay or impede a takeover or transfer of control of the Company by causing such additional authorized but unissued shares to be issued to holders who might side with the Board in opposing a takeover bid that the Board determines is not in the best interests of the Company or its stockholders. The reverse split therefore may have the effect of discouraging unsolicited takeover attempts. By potentially discouraging initiation of any such unsolicited takeover attempts the reverse split may limit the opportunity for the Company’s stockholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal.  The reverse split may have the effect of permitting the Company’s current management, including the current Board, to retain its position, and place it in a better position to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of the Company’s business.  However, the Board is not aware of any attempt to take control of the Company and the Board has not approved the reverse split with the intent that it be utilized as a type of anti-takeover device.

The reverse split will be effective upon the filing of a Certificate of Amendment to the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.  The Board reserves the right, notwithstanding stockholder approval and without further action by stockholders, to elect not to proceed with the reverse split if the Board determines that the reverse split is no longer in the best interests of the Company and its stockholders.

The reverse split proposal has been approved by the Company’s stockholders, and, if the Board in its discretion still believes at that time the reverse split is in the best interests of the Company and its stockholders, after the Board votes in favor of effecting the reverse split, the reverse split will be implemented by filing a Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, in the form of Appendix A hereto, and the reverse split will become effective on the date of the filing (the “Effective Date”). We will obtain a new CUSIP number for the new, post-reverse split, Common Stock, which CUSIP number will be effective at the time of the reverse stock split.  Stockholders who held shares of the Company’s Common Stock as of the close of business on the Effective Date (“Record Holders”) will be notified as soon as practicable after the Effective Date that the reverse split has been effected. The Company’s transfer agent will act as its exchange agent (the “Exchange Agent”) to act for the Record Holders in implementing the exchange of their certificates. As soon as practicable after the Effective Date, Record Holders will be notified and requested to surrender their certificates representing shares of pre-split common stock (“Old Common Stock”) to the Exchange Agent in exchange for certificates representing post-split common stock (“New Common Stock”). Any fractional shares resulting from the reverse split will be rounded up to nearest whole number. At the Effective Date, each lot of between eight and thirty shares of Old Common Stock issued and outstanding immediately prior to the effective time will, automatically and without any further action on the part of our stockholders, be combined into and become one share of New Common Stock, subject to the treatment for fractional shares described above, and each certificate which, immediately prior to the effective time represented Old Common Stock, will be deemed cancelled and, for all corporate purposes, will be deemed to evidence ownership of New Common Stock.

As soon as practicable after the Effective Date, a letter of transmittal will be sent to stockholders of record as of the Effective Date for purposes of surrendering to the transfer agent certificates representing Old Common Stock in exchange for certificates representing New Common Stock shares in accordance with the procedures set forth in the letter of transmittal. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the Exchange Agent. From and after the Effective Date, any certificates representing Old Common Stock which are submitted for transfer, whether pursuant to a sale, other disposition or otherwise, will be exchanged for certificates representing New Common Stock. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

The number of shares which will result in fractional interests cannot be precisely predicted as the Company cannot determine in advance the number of stockholders whose total holdings are not evenly divisible by the exchange ratio. It is not anticipated that a substantial number of shares will be required to be issued.

Principal Effects of the reverse split

General

The reverse split will affect all holders of our Common Stock uniformly and will not change the proportionate equity interests of such stockholders, nor will the respective voting rights and other rights of holders of our Common Stock be altered, except for possible changes due to the treatment of fractional shares resulting from the reverse split.

 Accounting Matters

The reverse split will not affect total stockholders’ equity on our balance sheet. As a result of the reverse split, the stated capital component attributable to our Common Stock will be reduced to an amount equal to between one-eighth and one-thirtieth of its present amount, and the additional paid-in capital component will be increased by the amount by which the stockholder’s equity is reduced. The per share net loss and net book value per share of our Common Stock will be increased as a result of the reverse split because there will be fewer shares of our Common Stock outstanding.

No Appraisal Rights

Under the General Corporation Law of the State of Delaware, stockholders will not be entitled to exercise appraisal rights in connection with the reverse split, and the Company will not independently provide stockholders with any such right.

Certain U.S. Federal Income Tax Consequences

The discussion below is only a summary of certain U.S. federal income tax consequences of the reverse split generally applicable to beneficial holders of shares of our Common Stock and does not purport to be a complete discussion of all possible tax consequences. This summary addresses only those stockholders who hold their Old Common Stock shares as “capital assets” as defined in the Internal Revenue Code of 1986, as amended (the “Code”), and will hold the New Common Stock shares as capital assets. This discussion does not address all U.S. federal income tax considerations that may be relevant to particular stockholders in light of their individual circumstances or to stockholders that are subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, and foreign stockholders. The following summary is based upon the provisions of the Code, applicable Treasury Regulations thereunder, judicial decisions and current administrative rulings, as of the date hereof, all of which are subject to change, possibly on a retroactive basis. Tax consequences under state, local, foreign, and other laws are not addressed herein. Each stockholder should consult his, her or its own tax advisor as to the particular facts and circumstances that may be unique to such stockholder and also as to any estate, gift, state, local or foreign tax considerations arising out of the reverse split.

·	The reverse split will qualify as a recapitalization for U.S. federal income tax purposes. As a result:

·	Stockholders should not recognize any gain or loss as a result of the reverse split.

·	The aggregate basis of a stockholder’s pre-reverse split shares will become the aggregate basis of the shares held by such stockholder immediately after the reverse split.

·	The holding period of the shares owned immediately after the reverse split will include the stockholder’s holding period before the reverse split.

The above discussion is not intended or written to be used, and cannot be used by any person, for the purpose of avoiding U.S. federal tax penalties. It was written solely in connection with the proposed reverse split of our Common Stock.

The proposed amendment to the Amended and Restated Certificate of Incorporation is set forth in Appendix A.

BENEFICIAL OWNERSHIP OF SECURITIES AND SECURITY OWNERSHIP OF MANAGEMENT

The following table provides information about shares of Common Stock and Series B Preferred Stock beneficially owned as of August 4, 2010 by:

·	each of our directors, executive officers and our executive officers and directors as a group; and
·	each person owning of record or known by us, based on information provided to us by the persons named below, to own beneficially at least 5% of our Common Stock;

Except as otherwise indicated, each of the stockholders listed below has sole voting and investment power over the shares beneficially owned.

			Total Number of
			Shares of Common		Percentage
			Stock Post		Ownership
			Conversion of		Post
			Preferred Stock and		Conversion
	Common	Series B	Exercise of Options		and
Holder	Stock	Preferred	and Warrants (1)		Exercise
Sector Performance Fund, LP (a)	87,454,886	219,144	98,412,086	(2)	66.61%
HM Unitek Coinvest, LLP (a)	13,319,640	-	13,319,640	(3)	9.74%
SPF SBS LP (a)	5,525,574	13,847	6,217,924	(4)	4.52%
Peter Brodsky, Director	106,300,100	232,991	117,949,650	(5)	79.47%
Joe Colonnetta, Director	106,300,100	232,991	117,949,650	(6)	79.47%
Daniel Hopkin, Director	-	-	-	(7)	N/A
Richard B. Berliner, Director
and Chief Marketing Officer	7,522,964	-	7,522,964	(8)	5.50%
Old Berliner Liquidating Trust	13,101,644	-	13,101,644	(9)	9.58%
Sigma Opportunity Fund, LLC	7,844,789	-	8,019,789	(10)	5.86%
C. Scott Hisey, Director
and Chief Executive Officer	1,200,000	1,000	4,076,350	(11)	2.92%
Peter Giacalone, Executive Chairman	1,100,000	2,667	2,433,350	(12)	1.76%
Ronald Lejman, Chief Financial Officer
and Treasurer	-	-	400,000	(13)	*
Dan Yannantuono, CEO DirectSat	75,000	172	721,825	(14)	*
Chris Perkins, CEO FTS USA	-	-	172,975	(15)	*
Nicholas Day, General Counsel
and Secretary	30,696	-	165,696	(16)	*
Dean MacDonald, Director	500,000	1,146	607,300	(17)	*
Mark S. Dailey, Director	54,166	-	104,166	(18)	*
Richard Siber, Director	-	-	-		*
Raymond A. Cardonne, Jr., former Chief Financial Officer and Treasurer of BCI	-	-	50,000	(19)	*
Michael S. Gurriero, former Chief
Operating Officer of BCI	-	-	527,500	(20)	*
Peter Mixter, Former Director	25,000	-	75,167	(21)	*
Mehran Nazari, Former Director	54,166	-	104,166	(18)	*
John Stevens Robling, Jr., Former Director	25,000	-	75,167	(21)	*
Thom Waye, Former Director	7,844,789	-	8,019,789	(22)	5.86%

Executive Officers amd Directors as a Group
(nineteen persons) (23)	124,731,881	237,976	143,006,065	(24)	92.23%

*           Less than 1%.

(a)	Address is c/o HM Capital, 200 Crescent Ct, Suite 1600, Dallas, Texas 75201.

(1)
For purposes of this column, a person is deemed to have beneficial ownership of the number of shares of Common Stock and Preferred Stock that such person has the right to acquire within 60 days of August 4, 2010.  Percentages have been based on 136,778,330 shares of Common Stock outstanding.  For purposes of computing the percentage of outstanding shares of Common Stock held by any individual listed in this table, any shares of Common Stock that such person has the right to acquire pursuant to the conversion of the Company’s Series B Preferred Stock, along with the exercise of stock options or warrants exercisable within 60 days of August 4, 2010, is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)
Sector Performance Fund, LP (“Sector Performance Fund”) is the direct beneficial owner of 98,412,086 shares of Common Stock, consisting of (i) 87,454,866 shares of Common Stock and (ii) 10,957,200 shares of Common Stock issuable upon the conversion of 219,144 shares of Series B Preferred Stock, each share of which is convertible into 50 shares of Common Stock, subject to customary structural anti-dilution adjustments for stock splits, dividends and similar events, upon the option of the holder.  Sector Performance GP, LP (“Sector Performance GP”) is the general partner of Sector Performance Fund.  As a result, Sector Performance GP may be deemed to share beneficial ownership with respect to these securities.  Sector Performance LLC (“Ultimate GP”) is the general partner of Sector Performance GP and, as a result, Ultimate GP may be deemed to share beneficial ownership with respect to these securities.  Except to the extent of any pecuniary interests, each of Sector Performance GP and Ultimate GP disclaims the existence of such beneficial ownership.  A six-person committee (consisting of Joe Colonnetta, Peter S. Brodsky, Jason H. Downie, Edward Herring, John R. Muse and Andrew Rosen) exercise, on behalf of Ultimate GP and Sector Performance GP, voting and dispositive powers over the securities held by Sector Performance Fund.

(3)
HM Unitek Coinvest, LP (“Coinvest”) is the direct beneficial owner of 13,319,640 shares of Common Stock, consisting of 13,319,640 shares of Common Stock .  Ultimate GP is the general partner of Coinvest and, as a result, Ultimate GP may be deemed to share beneficial ownership with respect to these securities.  Except to the extent of any pecuniary interests, Ultimate GP disclaims such beneficial ownership.  A six-person committee (consisting of Joe Colonnetta, Peter S. Brodsky, Jason H. Downie, Edward Herring, John R. Muse and Andrew Rosen) exercise, on behalf of Ultimate GP, voting and dispositive powers over the securities held by Coinvest.

(4)
SPF SBS LP (“SPF”) is the direct beneficial owner of 6,217,924 shares of Common Stock, consisting of (i) 5,525,574 shares of Common Stock, and (ii) 692,350 shares of Common Stock issuable upon the conversion of 13,847 shares of Series B Preferred Stock.  Ultimate GP is the general partner of SPF and, as a result, Ultimate GP may be deemed to share beneficial ownership with respect to these securities.  Except for pecuniary interests, Ultimate GP disclaims such beneficial ownership.  A six-person committee (consisting of Joe Colonnetta, Peter S. Brodsky, Jason H. Downie, Edward Herring, John R. Muse and Andrew Rosen) exercises, on behalf of Ultimate GP, voting and dispositive powers over the securities held by SPF.

(5)
No securities are directly beneficially owned by Mr. Brodsky.  Mr. Brodsky holds a direct or indirect interest in Sector Performance Fund, Coinvest, and SPF (collectively, the “Investment Funds”), which beneficially own an aggregate of 117,949,650 shares of Common Stock on an as-converted basis as explained in more detail below.  Mr. Brodsky is an executive officer and member of Ultimate GP.  The aggregate 117,949,650 shares of Common Stock are comprised as follows: (i) 106,300,100 shares of Common Stock held by the Investment Funds, and (ii) 11,649,550 shares of Common Stock issuable upon the conversion of 232,991 shares of the Series B Preferred Stock held by the Investment Funds.  Mr. Brodsky is a member of a six-person committee (consisting of Mr. Brodsky, Joe Colonnetta, Jason H. Downie, Edward Herring, John R. Muse and Andrew Rosen) that exercises, on behalf of Ultimate GP, voting and dispositive powers over the securities held by the Investment Funds.  No single member of the committee has sole dispositive and/or voting power over the securities held by the Investment Funds.  Mr. Brodsky may be deemed to beneficially own all or a portion of the shares of Common Stock beneficially owned by the Investment Funds; however, Mr. Brodsky disclaims beneficial ownership of the shares of Common Stock, except to the extent of any pecuniary interest therein.

(6)
No securities are directly beneficially owned by Mr. Colonnetta.  Mr. Colonnetta holds a direct or indirect interest in the Investment Funds, which beneficially own an aggregate of 117,949,650 shares of Common Stock on an as-converted basis as explained in more detail below.  Mr. Colonnetta is an executive officer and member of Ultimate GP.  The aggregate 117,949,650 shares of Common Stock are comprised as follows: (i) 106,300,100 shares of Common Stock held by the Investment Funds, and (ii) 11,649,550 shares of Common Stock issuable upon the conversion of 232,991 shares of the Series B Preferred Stock held by the Investment Funds.  Mr. Colonnetta is a member of a six-person committee (consisting of Mr. Colonnetta, Peter S. Brodsky, Jason H. Downie, Edward Herring, John R. Muse and Andrew Rosen) that exercises, on behalf of Ultimate GP, voting and dispositive powers over the securities held by the Investment Funds.  No single member of the committee has sole dispositive and/or voting power over the securities held by the Investment Funds.  Mr. Colonnetta may be deemed to beneficially own all or a portion of the shares of Common Stock beneficially owned by the Investment Funds; however, Mr. Colonnetta disclaims beneficial ownership of the shares of Common Stock, except to the extent of any pecuniary interest therein.

(7)
No securities are directly beneficially owned by Mr. Hopkin.  Mr. Hopkin is an officer of Ultimate GP; however, in that role, Mr. Hopkin has no voting or dispositive power over the securities held by the Investment Funds.

(8)
Represents 7,522,964 shares directly held by the Old Berliner Liquidating Trust (the “Trust”).  The Trust owns 13,101,644 shares of Common Stock and Mr. Berliner beneficially owns 57% of the Trust’s assets as a beneficiary under the Trust.

(9)	The Trust owns 13,101,644 shares of Common Stock. John X. Adiletta is sole trustee of the Trust and has sole voting and dispositive power over the securities held by the Trust.

(10)
These shares include (i) 4,489,795 shares of Common Stock held by Sigma Opportunity Fund, LLC (“Sigma”); (ii) 2,170,407 shares of Common Stock held by Sigma Berliner, LLC (“SBLLC”), an affiliate of Sigma; (iii) 1,334,587 shares of Common Stock, which includes 175,000 shares of Common Stock issuable upon the exercise of warrants with an initial exercise price of $0.55 per share, held by Sigma’s affiliate, Sigma Capital Advisors, LLC (“Advisors”) and (iv) 25,000 shares of Common Stock held by Thom Waye.  Advisors, Sigma Capital Partners, LLC (“Partners”) and Thom Waye may be deemed to be indirect 5% owners of the Company by virtue of Advisors being the managing member of Sigma, Partners being the sole member of Advisors and Mr. Waye being the sole member of Partners.  Mr. Waye, Advisors and Partners have disclaimed beneficial ownership of the shares owned by Sigma and SBLLC except to the extent of their pecuniary interest therein.   The address of each of Sigma, SBLLC, Advisors, Partners and Mr. Waye is c/o Sigma Capital Advisors, LLC, 800 Third Avenue, Suite 1701, New York, NY  10022. Information related to Sigma in this footnote is based upon the Schedule 13D filed by Sigma on March 2, 2010.

(11)
Mr. Hisey is the direct beneficial owner of 1,250,000 shares of Common Stock (on an as-converted basis), consisting of (i) 1,200,000 shares of Common Stock, and (ii)  50,000 shares of Common Stock issuable upon the conversion of 1,000 shares of Series B Preferred Stock.  Also includes vested options to purchase 2,607,600 shares of Common Stock.  40% of these options become exercisable only when the closing price per share of the Common Stock is equal to or greater than $3.00 for twenty (20) consecutive trading days on which at least 5,000 shares of Common Stock are traded, as reported on the principal exchange on which the Common Stock is then traded.  Also includes warrants to purchase 218,750 shares of Common Stock.

(12)
Mr. Giacalone is the direct beneficial owner of 1,233,350 shares of Common Stock, consisting of (i) 1,100,000 shares of Common Stock, and (ii) 133,350 shares of Common Stock issuable upon the conversion of 2,667 shares of Series B Preferred Stock.  Also includes vested options to purchase 1,200,000 shares of Common Stock.  40% of these options become exercisable only when the closing price per share of the Common Stock is equal to or greater than $3.00 for twenty (20) consecutive trading days on which at least 5,000 shares of Common Stock are traded, as reported on the principal exchange on which the Common Stock is then traded.

(13)
Represents vested options to purchase 400,000 shares of Common Stock.  40% of these options become exercisable only when the closing price per share of the Common Stock is equal to or greater than $3.00 for twenty (20) consecutive trading days on which at least 5,000 shares of Common Stock are traded, as reported on the principal exchange on which the Common Stock is then traded.

(14)
Includes (i) 75,000 shares of Common Stock, and (ii) 8,600 shares of Common Stock issuable upon the conversion of 172 shares of Series B Preferred Stock. Also includes vested options to purchase 597,575 shares of Common Stock.  40% of these options become exercisable only when the closing price per share of the Common Stock is equal to or greater than $3.00 for twenty (20) consecutive trading days on which at least 5,000 shares of Common Stock are traded, as reported on the principal exchange on which the Common Stock is then traded. Also includes warrants to purchase 40,650 shares of Common Stock.

(15)
Represents options to purchase 172,975 shares of Common Stock. 40% of these options become exercisable only when the closing price per share of the Common Stock is equal to or greater than $3.00 for twenty (20) consecutive trading days on which at least 5,000 shares of Common Stock are traded, as reported on the principal exchange on which the Common Stock is then traded. Also includes warrants to purchase 5,000 shares of Common Stock.

(16)
Includes vested options to purchase 135,000 shares of Common Stock.  Also includes 30,696 shares of Common Stock held by the Trust for which Mr. Day is the beneficiary. Excludes the remainder of the securities held by the Trust, in which Mr. Day disclaims all beneficial ownership.

(17)
Mr. MacDonald is the direct beneficial owner of 607,300 shares of Common Stock, consisting of (i) 500,000 shares of Common Stock, and (ii) 57,300 shares of Common Stock issuable upon the conversion of 1,146 shares of Series B Preferred Stock.  Also includes vested options to purchase 50,000 shares of Common Stock.  40% of these options become exercisable only when the closing price per share of the Common Stock is equal to or greater than $3.00 for twenty (20) consecutive trading days on which at least 5,000 shares of Common Stock are actually traded, as reported on the principal exchange on which the Common Stock is then traded.

(18)	Includes 54,166 shares of Common Stock and vested options to purchase 50,000 shares of Common Stock.

(19)	Represents options to purchase 50,000 shares of Common Stock.

(20)	Represents options to purchase 527,500 shares of Common Stock.

(21)	Includes 25,000 shares of Common Stock and vested options to purchase 50,167 shares of Common Stock.

(22)
Thom Waye may be deemed to be an indirect owner of the shares held by Sigma by virtue of Mr. Waye being the manager of Sigma. Mr. Waye has disclaimed beneficial ownership of the shares owned by Sigma except to the extent of his pecuniary interest therein. Includes 25,000 shares of Common Stock owned directly by Mr. Waye.

(23)
Includes Peter Brodsky, Joe Colonnetta, Daniel Hopkin, Peter Giacalone, C. Scott Hisey, Richard B. Berliner, Mark S. Dailey, Richard Siber, Dean MacDonald, Dan Yannantuono, Chris Perkins, Ronald Lejman,  Raymond A. Cardonne, Jr., Michael S. Guerriero, Peter Mixter, Mehran Nazari, John Stevens Robling, Jr., Thom Waye and Nicholas Day.

(24)
Consists of (i) 124,731,881 shares of Common Stock, (ii) 11,898,800 shares of Common Stock issuable upon the conversion of 237,976 shares of Series B Preferred Stock, (iii) warrants to purchase 439,400 shares of Common Stock, and (iv) vested options to purchase 5,935,984 shares of Common Stock.

ADDITIONAL AVAILABLE INFORMATION

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934 and in accordance with such act we file periodic reports, documents and other information with the Securities and Exchange Commission relating to our business, financial statements and other matters. Such reports and other information may be inspected and are available for copying at the public reference facilities of the Securities and Exchange Commission at 100 F Street, N.E., Washington D.C. 20549 or may be accessed at www.sec.gov.

By Order of the Board of Directors

/s/ Peter Giacalone
Peter Giacalone Chairman of the Board
August 20, 2010

Appendix A

Certificate of Amendment
of
Amended and Restated Certificate of Incorporation
of
UniTek Global Services, Inc.

Under Section 242 of the Delaware General Corporation Law

UniTek Global Services, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”) hereby certifies as follows:

1. The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by adding at the end of Article IV, the following:

Each [__] ([__]) shares of the Corporation’s Common Stock, par value $0.00002 per share, issued and outstanding as of 5:00 p.m. eastern time on the date this Certificate of Amendment is filed with the Secretary of State of the State of Delaware shall be converted and reclassified into one (1) share of the Corporation’s Common Stock, par value $0.00002 per share.

Any fractional shares resulting from such conversion will be rounded up to the nearest whole number.

2. The foregoing amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation law of the State of Delaware by the vote of a majority of each class of outstanding stock of the Corporation entitled to vote thereon.

IN WITNESS WHEREOF, I have signed this Certificate this [__] day of [_____], 2010.

C. Scott Hisey
Chief Executive Officer